Exhibit 99.1

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Scott Deitz

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David J. Lyon Resigns from the Owens Corning Board of Directors

TOLEDO, Ohio – June 18, 2009 - Owens Corning (NYSE: OC) announced today the resignation of David J. Lyon from the company’s board of directors effective June 17, 2009. Mr. Lyon is a vice president of the D. E. Shaw group.

Mr. Lyon was one of two directors designated to represent bond holders of Owens Corning’s predecessor company in connection with its emergence from asbestos-related Chapter 11 bankruptcy in October 2006. That bond-holder group was led by the D. E. Shaw group. After two and one-half years, the firm’s holdings have been reduced to less than 10 percent of Owens Corning’s outstanding common stock, so Mr. Lyon determined his resignation was appropriate.

“We appreciate David’s leadership on the board of directors,” said Mike Thaman, chairman and chief executive officer. “We are grateful for the many contributions he made to our company and the unique perspective he provided. We wish him continued success.”

Given the current size of the board of directors and the rich experience and diverse backgrounds of the remaining board members, Mr. Lyon will not be replaced. The size of the Owens Corning board of directors is reduced to 14.

About Owens Corning

Owens Corning is a leading global producer of residential and commercial building materials, glass fiber reinforcements and engineered materials for composite systems. A Fortune 500 Company for 55 consecutive years, Owens Corning is committed to driving sustainability through delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $6 billion in 2008 and about 16,500 employees in 30 countries on five continents. Additional information is available at www.owenscorning.com.

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